                                                                      EXHIBIT 99

                             ROWAN COMPANIES, INC.

                  5450 TRANSCO TOWER, 2800 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-6196

    C. R. PALMER
CHAIRMAN OF THE BOARD

                                                  March 14, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Rowan Companies, Inc., which will be held in the Transco Auditorium located on Level 2 of the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, on Friday, April 25, 1997 at 9:00 A.M., Houston time. Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

     At the meeting, stockholders will be asked to elect directors and to vote on a stockholder proposal. These proposals are more fully described in the accompanying proxy statement, which you are urged to read carefully. Your Board of Directors recommends a vote FOR the election of directors and AGAINST the stockholder proposal.

     Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting. Your are requested to sign, date and mail the enclosed proxy promptly.

     Your interest and participation in the affairs of the Company are most appreciated.

                                                  Sincerely,

                                                  /s/ C. R. PALMER
                                                  C. R. Palmer
                                                  Chairman, President and
                                                  Chief Executive Officer

                             ROWAN COMPANIES, INC.

                               5450 TRANSCO TOWER
                            2800 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-6196
                                 (713) 621-7800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             FRIDAY, APRIL 25, 1997

To the Stockholders:

     The Annual Meeting of the Stockholders of Rowan Companies, Inc., a Delaware corporation (the "Company"), will be held in the Transco Auditorium located on Level 2 of the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, on Friday, April 25, 1997 at 9:00 A.M., Houston time, for the following purposes:

        1. To elect two Class III Directors to serve until the third succeeding annual meeting and until their respective successors are duly elected and qualified.

        2. To consider and vote upon Stockholder Proposal No. 1 pertinent to declassifying the Company's Board of Directors, such proposal being opposed by the Board of Directors.

        3. To transact such other business as may properly come before such meeting or any adjournment thereof.

     February 27, 1997 has been fixed as the date of record for determining stockholders entitled to receive notice of and to vote at the Annual Meeting of Stockholders. A list of all stockholders entitled to vote is on file at the principal executive offices of the Company, 5450 Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, 77056-6196.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                     /s/ MARK H. HAY
                                                        Secretary

March 14, 1997

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND MAIL BACK THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                             ROWAN COMPANIES, INC.

                               5450 TRANSCO TOWER
                            2800 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-6196

                    ---------------------------------------

                                PROXY STATEMENT
                    ---------------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Rowan Companies, Inc. for use at the Annual Meeting of Stockholders to be held on April 25, 1997 in the Transco Auditorium located on Level 2 of the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, or any adjournment thereof. The cost of solicitation will be paid by the Company. The Company has retained D. F. King & Co., Inc. to solicit proxies at an estimated cost of $7,500, plus reasonable expenses. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone or telecopy by the Company's employees, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by either (i) attending the meeting and voting in person or (ii) giving written notice of such revocation to Mr. Mark H. Hay, Secretary of the Company, at Rowan Companies, Inc., 5450 Transco Tower, 2800 Post Oak Boulevard, Houston, Texas 77056-6196. The enclosed proxy may also be revoked by a subsequently dated proxy received by the Company prior to the voting of the previously dated proxy.

     The Proxy Statement and the related form of proxy are being first mailed or delivered to stockholders on or about March 14, 1997.

                         VOTING SECURITIES OUTSTANDING

     At the close of business on February 27, 1997, the record date for determining those stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders, there were outstanding 85,609,984 shares of $.125 par value Common Stock of the Company ("Common Stock"), each share of which is entitled to one vote on the matters to be presented at the meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

MANAGEMENT

     The table below sets forth the number of shares of Common Stock of the Company owned as of February 27, 1997 by directors (including Mr. Palmer who is Chief Executive Officer), the four other most highly compensated executive officers of the Company and all directors and executive officers as a group:

                                                                 SHARES OF
                                                                COMMON STOCK
                          NAME                            BENEFICIALLY OWNED(1)(2)
                          ----                            ------------------------
Directors:
  Ralph E. Bailey                                                   50,000
  Henry O. Boswell                                                  40,000(3)
  H. E. Lentz                                                       25,200(4)
  Hon. Colin B. Moynihan                                               -0-
  C. R. Palmer                                                   1,063,336
  Wilfred P. Schmoe                                                  7,000
  Charles P. Siess, Jr.                                              6,000
  Peter Simonis                                                      5,000
  C. W. Yeargain                                                   233,202
Executive Officers (not Directors):
  R. G. Croyle                                                     152,574(5)
  D. F. McNease                                                    107,954
  E. E. Thiele                                                     166,699
  J. Earl Beckman(6)                                                   -0-

All Directors and Executive Officers as a group (24 in
  number)                                                        2,242,338

---------------

(1) Except as noted otherwise, the persons and the group listed have sole voting and sole dispositive power with respect to the shares shown herein.

(2) All directors and executive officers as a group beneficially owned 2.62% of the outstanding shares of Common Stock; no continuing director, nominee or executive officer owned more than 1.24% of the Common Stock. Included herein are shares of Common Stock that may be acquired prior to April 28, 1997 through the conversion of the Series II Floating Rate Convertible Subordinated Debenture (the "Series II Debenture"), the Series III Floating Rate Convertible Subordinated Debentures (the "Series III Debentures") and the exercise of Nonqualified Stock Options (the "Options") as follows:
    C. R. Palmer -- Series II Debenture, Series III Debentures and
    Options -- 400,000 shares, 340,741 shares and 316,250 shares, respectively;
    R. G. Croyle -- Series III Debentures and Options -- 74,074 shares and 75,500 shares, respectively; D. F. McNease -- Series III Debentures and Options -- 74,074 shares and 32,875 shares, respectively; E. E.
    Thiele -- Series III Debentures and Options -- 74,074 shares and 46,875 shares, respectively; and all directors and executive officers as a group -- the Series II Debenture, the Series III Debentures and
    Options -- 400,000 shares, 637,037 shares and 619,875 shares, respectively.

(3) Includes 15,000 shares owned by Mr. Boswell's wife. Mr. Boswell disclaims beneficial ownership of such shares.

(4) Mr. Lentz's shares are owned jointly with his wife. The total includes 200 shares held in the names of Mr. Lentz's two minor children with respect to which Mr. Lentz's wife serves as custodian. Mr. Lentz disclaims beneficial ownership of such shares.

(5) Includes 1,000 shares owned by Mr. Croyle's children. Mr. Croyle disclaims beneficial ownership of such shares.

(6) Mr. Beckman, President and Chief Executive Officer of LeTourneau, Inc. ("LeTourneau") and Vice President of the Company, retired from such positions on January 1, 1997.

PRINCIPAL STOCKHOLDERS

     The table below sets forth, as of February 27, 1997, certain information as to those persons who, to the knowledge of the Company, beneficially owned more than five percent of the Company's outstanding Common Stock:

        TITLE                    NAME AND ADDRESS               NUMBER OF SHARES     PERCENT
      OF CLASS                OF BENEFICIAL OWNER(1)           BENEFICIALLY OWNED    OF CLASS
      --------                ----------------------           ------------------    --------
Common Stock           The Equitable Companies                     11,179,700(2)       13.0%(2)
                       Incorporated
                       787 Seventh Avenue
                       New York, New York 10019;
                       AXA
                       23, Avenue Matignon
                       75008 Paris, France;
                       The Mutuelles AXA Group
                       detailed in (2) below
Common Stock           Soros Fund Management LLC                    7,796,000(3)       9.11%(3)
                       888 Seventh Avenue, 33rd Floor
                       New York, New York 10106;
                       George Soros
                       888 Seventh Avenue, 33rd Floor
                       New York, New York 10106;
                       Stanley F. Druckenmiller
                       888 Seventh Avenue, 33rd Floor
                       New York, New York 10106;
                       Duquesne Capital Management LLC
                       2579 Washington Road, Suite 322
                       Pittsburgh, Pennsylvania 15241
Common Stock           Loomis, Sayles & Company, L.P.               4,693,287(4)       5.50%(4)
                       One Financial Center
                       Boston, Massachusetts 02111

---------------

(1) To the knowledge of the Company, no other person owns more than 5% of the outstanding shares of Common Stock.

(2) Based on information contained in the named stockholders' Amendment No. 6 dated February 12, 1997 to its Schedule 13G, filed pursuant to the Securities Exchange Act of 1934 (the "1934 Act"). Such amended Schedule 13G also stated that The Equitable Companies Incorporated ("Equitable") and the AXA Companies described below as a group had sole voting power with respect to 11,129,200 shares and sole dispositive power with respect to 11,179,700 shares. Furthermore, based on information also contained in that amended
    Schedule 13G, 4,452,000 and 6,727,700 of the shares shown above were beneficially owned by Equitable's subsidiaries, The Equitable Life Assurance Society of the United States ("Equitable U.S.") and Alliance Capital Management L.P. ("Alliance Capital"), respectively, and that Equitable U.S. had sole voting power and sole dispositive power with respect to 4,452,000 shares, while Alliance Capital had sole voting power and sole dispositive power with respect to 6,677,200 shares and 6,727,700 shares, respectively. AXA and the five mutual insurance companies comprising The Mutuelles Group, namely Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle, both located at 101-100 Terrasse Boieldieu, 92042 Paris La Defense France, and AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, both located at 21, rue de Chateaudun, 75009 Paris France and AXA Courtage Assurance Mutuelle located at 26, rue Louis le Grand, 75002 Paris France, disclaim any beneficial interest in and disclaim any deemed voting power or dispositive power with respect to any of the shares shown above.

(3) Based on information contained in the named stockholders' Amendment No. 3 dated January 1, 1997 to its Schedule 13D, filed pursuant to the 1934 Act. Such amended Schedule 13D also stated that Soros Fund Management LLC ("SFM LLC") beneficially owned and had sole voting and sole dispositive power with respect to 6,094,000 shares. The principal business of SFM LLC is to serve as the principal investment manager to several foreign investment companies including Quantum Fund and Quantum Partners located at Kaya Flamboyan 9, Willemstad, Curaco Netherlands Antilles ("Quantum"). Such amended Schedule 13D also stated that George Soros beneficially owned 6,784,000 shares, had sole voting and sole dispositive power with respect to 690,000 shares, and had shared voting and shared dispositive power with respect to 6,094,000 shares. The principal occupation of Mr. Soros, a United States citizen, is to direct the activities of SFM LLC in his capacity as its Chairman. Additionally, he exercises, in his capacity as one of two general partners, voting and dispositive power over the investment accounts of Lupa Family Partners, a New York limited partnership located at 888 Seventh Avenue, 32nd Floor, New York, New York ("Lupa"). Such amended Schedule 13D also stated that Stanley F. Druckenmiller beneficially owned 7,106,000 shares, had sole voting and sole dispositive power with respect to 1,012,000 shares and had shared voting and shared dispositive power with respect to 6,094,000 shares. The principal occupation of Mr. Druckenmiller, a United States citizen, is to direct the investment decisions of SFM LLC in his capacity as its Lead Portfolio Manager. Such amended Schedule 13D also stated that Duquesne Capital Management LLC ("Duquesne") beneficially owned and had sole voting and sole dispositive power with respect to 1,012,000 shares. The principal business of Duquesne is to serve as discretionary investment advisor to a limited number of institutional clients. Mr. Druckenmiller owns a 75% interest in, and is the sole managing member of, Duquesne. SFM LLC expressly disclaims beneficial ownership of any shares other than the 6,094,000 shares held for the account of Quantum. Mr. Soros expressly disclaims beneficial ownership of any shares other than the 6,784,000 shares held directly for his account or for the account of Quantum or Lupa. Mr. Druckenmiller expressly disclaims beneficial ownership of any shares other than the 6,094,000 shares held for the account of Quantum and the 1,012,000 shares held for the accounts of clients of Duquesne. Duquesne expressly disclaims beneficial ownership of any shares other than the 1,012,000 shares held for the accounts of its clients.

(4) Based on information contained in the named stockholder's Schedule 13G dated February 13, 1997, filed pursuant to the 1934 Act, which Schedule 13G also stated that the named stockholder had sole voting power with respect to 2,221,700 shares and shared dispositive power with respect to 4,693,287 shares. Loomis, Sayles & Company, L.P. is an investment advisor for various clients.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     All of the Company's directors, executive officers and any greater than ten percent stockholders are required by Section 16(a) of the 1934 Act to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 1996, except for the inadvertent failure of the following executive officers to file on a timely basis: John L. Buvens, a Vice President, two reports covering three transactions; Mark A. Keller, a Vice President, one report covering one transaction; and James E. Vande Voorde, a Senior Vice President of the Company's wholly-owned subsidiary, Era Aviation, Inc., one report covering one transaction.

                            QUORUM AND OTHER MATTERS

     The presence at the Annual Meeting of Stockholders, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock at the close of business on February 27, 1997 is necessary to constitute a quorum. In accordance with Delaware law and pursuant to the provisions of the Company's Bylaws, holders of shares shall be treated as being present at the Annual Meeting of Stockholders if the holders of such shares are present in person or are represented by valid proxies, whether the proxy cards granting such proxies are marked as casting a vote or abstaining or are left blank.

     If a quorum is present at the Annual Meeting of Stockholders, the election of each nominee for Class III Director will be approved if the votes cast in favor of the election of such nominee exceed the votes cast opposing the election of such nominee. Unless otherwise directed thereon, a validly executed proxy will be treated as a vote cast in favor of the election of the Class III Director nominees identified on page 6.

     The stockholder proposal or actions on any other matters to come before the Annual Meeting of Stockholders will be approved if a quorum is present and the votes cast in favor of the proposal or matters exceed the votes cast opposing same. Unless otherwise directed thereon, a validly executed proxy will be treated as a vote cast against the stockholder proposal.

     In determining the number of votes cast, shares abstaining from voting on such matters and shares held in street name that are indicated as not being voted on by brokers due to lack of discretionary authority will not be treated as votes cast.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes, each of which currently consists of three directors. Each director holds office for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Class III Directors are to be elected at the 1997 Annual Meeting of Stockholders.

     One of the current Class III Directors, Peter Simonis, who has served as a Director for twelve years, will not stand for re-election. On behalf of the Company, the Board of Directors takes this opportunity to record its appreciation to Mr. Simonis for his many years of valuable and devoted service to the Company. Henry O. Boswell and C. R. Palmer, both current Class III Directors, have been selected by the Nominating Committee to be Class III Director nominees. Accordingly, a Board-approved amendment to the Company's bylaws reducing the number of Board members from nine to eight (with the Board to be comprised of two members in Class III and three members in each of Classes I and II) will become effective on April 25, 1997, the date of the 1997 Annual Meeting of Stockholders.

     The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company and valid proxies will be voted in the manner directed thereon. If no direction is made, the proxies will be voted for the election of the Class III Director nominees listed below. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will select a replacement nominee in accordance with its best judgment.

     The table below sets forth certain information regarding the nominees for director and continuing directors as of February 27, 1997.

                       NOMINEES AND CONTINUING DIRECTORS

                     --------------------------------------

                                                 PRINCIPAL OCCUPATION                        YEAR FIRST
                                                     FOR THE PAST                              BECAME
          NAME(1)(2)                                  FIVE YEARS                       AGE    DIRECTOR
          ----------                             --------------------                  ---   ----------
           NOMINEES                        CLASS III (TERM EXPIRES IN 2000)
-------------------------------  ----------------------------------------------------
Henry O. Boswell                 Retired; formerly President (1983-1987) of Amoco      67       1988
  (a)(b)(c)(e)                   Production Company (oil and gas production).

C. R. Palmer                     Chairman of the Board, President and Chief Executive  62       1969
  (c)                            Officer of the Company.(3)

     CONTINUING DIRECTORS                   CLASS I (TERM EXPIRES IN 1998)
-------------------------------  ----------------------------------------------------

H. E. Lentz                      Managing Director, Lehman Brothers Inc. (investment   52       1990
  (d)                            bankers) since March 1993; Investment Banker,
                                 Wasserstein Perella & Co., Inc. (March 1988 through
                                 February 1993).

Wilfred P. Schmoe                Retired; formerly Executive Vice President, Director  69       1992
  (a)(b)(d)(e)                   and member of the Executive Committee (May 1984 to
                                 November 1988) of E.I. DuPont de Nemours & Co.
                                 (diversified chemical/energy conglomerate).

Charles P. Siess, Jr.            Chairman of the Board and Chief Executive Officer,    70       1991
  (a)(b)(c)(d)(e)                Cabot Oil & Gas Corporation since May 1995 and from
                                 December 1989 to December 1992; Consultant and
                                 Acting General Manager of Bridas S.A.P.I.C. Oil
                                 Exploration (January 1993 to January 1994); Vice
                                 Chairman of the Board, Marathon Manufacturing
                                 Company (August 1986 until retiring in February
                                 1987).

     CONTINUING DIRECTORS                  CLASS II (TERM EXPIRES IN 1999)
-------------------------------  ----------------------------------------------------

Ralph E. Bailey                  Chairman of the Board and, until February 1996,       72       1993
  (b)(d)(e)                      Chairman of the Board and Chief Executive Officer of
                                 American Bailey Corporation (manufacturing and
                                 energy investments); Chairman of the Board of Clean
                                 Diesel Technologies, Inc. (diesel fuel additives)
                                 since June 1996 and, until May 1995, Chairman of the
                                 Board and, until February 1992, Chairman of the
                                 Board and Chief Executive Officer of United Meridian
                                 Corporation (oil and gas exploration and
                                 production).

Hon. Colin B. Moynihan           Senior Partner of London-based Colin Moynihan         41       1996
  (d)                            Associates (CMA) (energy advisors) since 1993;
                                 Member of Parliament in the United Kingdom
                                 (1983-1992); additionally, Minister for Energy as
                                 Parliamentary Undersecretary of State at the UK
                                 Department of Energy (1990-1992).

C. W. Yeargain                   Chairman of the Board, LeTourneau, Inc.; Executive    71       1975
  (c)(d)                         Vice President of the Company until retiring in
                                 March 1991.(3)

                                         (Table continued on the following page)

---------------
(1) Directorships other than those listed in the table are as follows: Ralph E. Bailey is a director of General Signal Corporation; Henry O. Boswell is a director of Service Master Management Corporation, the general partner of Service Master Limited Partnership, and Cabot Oil & Gas Corporation; H. E. Lentz is a director of Imperial Holly Corporation; Hon. Colin B. Moynihan is a director of Ranger Oil Limited and Charles P. Siess, Jr. is a director of Cabot Corporation and Camco, Inc.

(2) Committee memberships are indicated by (a) for Audit Committee, (b) for Compensation Committee, (c) for Executive Committee, (d) for Nominating Committee and (e) for 1986 Debenture Plan Committee. See "Committees of the Board of Directors" below for information on functions performed by the Committees. The Board of Directors held five meetings during 1996. All directors attended at least 75% of the 1996 meetings of the Board of Directors and Committees on which they served.

(3) In addition to his Board membership, Mr. Yeargain continues to serve the Company in a consulting capacity. See "Compensation Committee Interlocks and Insider Participation; Certain Transactions" on page 18. Information regarding Mr. Palmer's compensation is disclosed in the Summary Compensation Table under "Executive Compensation" on page 8.

                               COMMITTEES OF THE
                               BOARD OF DIRECTORS

     The functions performed by the committees of the Board of Directors are as follows:

     The Audit Committee has as its principal functions to recommend to the Board of Directors each year the firm of independent auditors to be selected by the Company and its subsidiaries, to review the reports to be rendered and the fees to be charged by the independent auditors and to review with the independent auditors the principal accounting policies of the Company and its subsidiaries and other pertinent matters either at the initiative of the Committee or at the request of the independent auditors. The Audit Committee held one meeting in 1996.

     The Compensation Committee recommends to the Board of Directors from time to time the compensation to be paid to the executive and other officers of the Company and its subsidiaries and any plan for additional compensation that it deems appropriate. The Compensation Committee held two meetings in 1996.

     The Nominating Committee generally designates, on behalf of the Board of Directors, candidates for the directors of the class to be elected at the next meeting of stockholders. The Nominating Committee will consider for election to the Board qualified nominees recommended by stockholders. To make such a recommendation, stockholders should submit to the Company's Secretary a biographical sketch of the prospective candidate, which should include age, principal occupation and business experience and other directorships, including positions previously held or now held. In August 1996, the Board of Directors amended the Company's Bylaws, effective September 1, 1996, to provide that any such stockholder recommendations be submitted not less than 60 days prior to the date of the anniversary of the annual meeting held in the prior year and, in the case of a special meeting, not more than ten days following the earlier of the date of the meeting notice or the public announcement notice. The Nominating Committee held one meeting in 1996.

     The Executive Committee has the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company, except for certain qualifications noted in the Company's Bylaws. The Executive Committee did not hold any meetings in 1996.

     The 1986 Debenture Plan Committee administers the Company's 1986 Convertible Debenture Incentive Plan. The 1986 Debenture Plan Committee has broad authority to interpret, amend, suspend or terminate such Plan and to make all determinations necessary or advisable for the administration of the Plan. The 1986 Debenture Plan Committee did not hold any meetings in 1996.

                             EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal years ended December 31, 1996, 1995 and 1994 annual compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                        -----------------
                                                 ANNUAL COMPENSATION    SHARES UNDERLYING
                                                ---------------------    DEBENTURES AND         ALL OTHER
   NAME AND PRINCIPAL POSITION           YEAR   SALARY($)    BONUS($)     OPTIONS(#)(1)     COMPENSATION($)(3)
   ---------------------------           ----   ---------    --------   -----------------   ------------------
C. R. Palmer                             1996   $853,333     $250,000         75,000              $4,500
  Chairman of the Board, President       1995    800,000          -0-        150,000               3,375
  and Chief Executive Officer            1994    766,667          -0-        791,111                 -0-

R. G. Croyle                             1996    241,667       50,000         15,000               4,203
  Executive Vice President               1995    216,667          -0-         30,000               3,375
                                         1994    200,000          -0-        187,963                 -0-

D. F. McNease                            1996    216,667       40,000         12,500               2,937
  Senior Vice President -- Drilling      1995    191,667          -0-         25,000               1,687
                                         1994    175,000          -0-        187,963                 -0-

E. E. Thiele                             1996    195,000       30,000         12,500               4,182
  Senior Vice President -- Finance,      1995    181,667          -0-         25,000               3,375
  Administration and Treasurer           1994    166,667          -0-        187,963                 -0-

J. Earl Beckman(2)                       1996    213,333       40,000         12,500               4,083
  Vice President -- Manufacturing;       1995    218,333          -0-         25,000               3,987
  President and Chief Executive          1994    215,000(2)       -0-        187,963               4,873
  Officer of LeTourneau, Inc.

---------------
(1) The 1995 and 1996 amounts are shares of Common Stock that may be acquired through the exercise of Options granted on April 28, 1995 and April 25, 1996, respectively. The 1994 amounts are comprised of shares of Common Stock that may be acquired through the conversion of Series III Floating Rate Convertible Subordinated Debentures (the "Series III Debentures"), which were offered and issued on November 30, 1994, and the exercise of Options which were granted on April 22, 1994, as follows: C.R. Palmer -- Series III Debentures and Options -- 711,111 shares and 80,000 shares, respectively; R.G. Croyle, D.F. McNease, E.E. Thiele and J. Earl Beckman -- Series III Debentures and Options -- in each case, 162,963 shares and 25,000 shares, respectively.

(2) Represents the base salary paid to Mr. Beckman in the calendar year that he became an employee by way of the Company's purchase of the net assets of his former employer, Marathon LeTourneau Company. Mr. Beckman was elected President and Chief Executive Officer of LeTourneau and Vice President of the Company on February 18, 1994 and April 22, 1994, respectively. Mr. Beckman retired as an officer of the Company and LeTourneau effective January 1, 1997.

(3) Represents the amount of the Company's contribution on behalf of the Named Executive Officer to either of two 401(k) plans, specifically, the Rowan Companies, Inc. Savings and Investment Plan in the case of Messrs. Palmer, Croyle, McNease and Thiele, and the LeTourneau, Inc. Savings and Investment Plan in the case of Mr. Beckman. The Rowan Plan was approved in late 1994 and became operational in April 1995.

     No executive officer received any non-cash compensation during fiscal years 1996, 1995 and 1994, having an aggregate incremental cost to the Company in excess of the lesser of $50,000 or 10% of his or her total annual salary and bonus as reported in this table.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information pertinent to stock options granted under the Company's 1988 Nonqualified Stock Option Plan (the "1988 Plan") to the Named Executive Officers during 1996:

                                             INDIVIDUAL GRANTS                              POTENTIAL
                           -----------------------------------------------------        REALIZABLE VALUE
                                          PERCENT                                       AT ASSUMED ANNUAL
                           NUMBER OF      OF TOTAL                                       RATES OF STOCK
                             SHARES       OPTIONS                                      PRICE APPRECIATION
                           UNDERLYING    GRANTED TO    EXERCISE OR                       FOR OPTION TERM
                            OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------------
          NAME             GRANTED(#)   FISCAL 1996    ($/SHARE)(1)    DATE(2)     0%       5%         10%
          ----             ----------   ------------   ------------   ----------   ---   --------   ----------
C. R. Palmer                 75,000         10.3%         $15.25       4-25-06     -0-   $719,250   $1,822,500
R. G. Croyle                 15,000          2.1%          15.25       4-25-06     -0-    143,850      364,500
D. F. McNease                12,500          1.7%          15.25       4-25-06     -0-    119,875      303,750
E. E. Thiele                 12,500          1.7%          15.25       4-25-06     -0-    119,875      303,750
J. Earl Beckman              12,500          1.7%          15.25       4-25-06     -0-    119,875      303,750

---------------

(1) Last reported sales price of the Common Stock on the New York Stock Exchange on April 25, 1996, the date of grant.

(2) Options become exercisable in 25% increments over a four-year period with the options being 100% exercisable four years after the date of grant. Exercisability may accelerate upon the occurrence of certain events such as corporate reorganizations, death or disability (as set forth in the option agreement or the plan).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     For each of the Named Executive Officers, the information set forth below reflects, for the fiscal year ended December 31, 1996, options under the Company's 1988 Plan which were exercised and the value realized thereon as well as exercisable and unexercisable options which were unexercised at year-end 1996 and the realizable value thereon at such date:

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                         SHARES                            OPTIONS AT               IN-THE-MONEY OPTIONS AT
                       ACQUIRED ON     VALUE          DECEMBER 31, 1996(#)          DECEMBER 31, 1996($)(1)
                        EXERCISE      REALIZED    ----------------------------    ----------------------------
        NAME               (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           -----------    --------    -----------    -------------    -----------    -------------
C. R. Palmer                -0-            -0-      240,000         227,500       $5,190,000      $3,850,937
R. G. Croyle                -0-            -0-       53,750          56,250        1,162,344       1,002,656
D. F. McNease            23,500       $269,687       14,000          50,000          302,750         903,125
E. E. Thiele                -0-            -0-       25,000          50,000          540,625         903,125
J. Earl Beckman          12,500        174,219          -0-             -0-              -0-             -0-

---------------
(1) Represents the difference between $22.63, which was the last reported per share sales price of the Company's Common Stock on the New York Stock Exchange on December 31, 1996, and the per share exercise price (either $1.00 or $15.25 per share, depending upon the grant) times the number of underlying shares.

OPTION PLANS

     As amended by the stockholders at the Annual Meeting of Stockholders in April 1992, the 1988 Plan permits the grant to key employees of the Company and its subsidiaries prior to January 21, 2003 of options to purchase 7,000,000 shares. As of February 27, 1997, options to purchase shares (net of forfeitures) of the Company's Common Stock had been granted at the following option exercise prices: 4,299,804 shares at $1.00 per share; 164,500 shares at $15.25 per share; 515,000 shares at $7.625 per share and 25,000 shares at $8.00 per share. Outstanding options under the 1988 Plan expire between April 1999 and April 2006. Options granted under the 1988 Plan are nonqualified options and expire ten years after the date of grant.

     The authority of the Board of Directors to grant additional options under the 1980 Plan expired on January 25, 1990. The 1980 Plan provided for the grant of options to key employees of the Company and its subsidiaries, and the exercise prices and terms of options granted under the 1980 Plan were determined by the Compensation Committee. As of February 27, 1997, options to purchase a total of 971,500 shares (net of forfeitures) of the Company's Common Stock had been granted under the 1980 Plan at an option exercise price of $1.00 per share. Outstanding options under the 1980 Plan are nonqualified options and expire between April 1998 and April 1999.

     Options granted under the 1980 and 1988 Plans become exercisable in 25% increments over a four-year period with the options being 100% exercisable four years after the date of grant.

CONVERTIBLE DEBENTURE INCENTIVE PLAN

     The Rowan Companies, Inc. 1986 Convertible Debenture Incentive Plan (the "Plan") was approved at the Company's 1986 Annual Meeting of Stockholders. The Plan provides for the issuance to key employees of the Company and its subsidiaries of up to $20,000,000 in aggregate principal amount of the Company's floating rate convertible subordinated debentures (the "Debentures"). The Debentures are convertible into fully paid and nonassessable shares of preferred stock, which are immediately convertible into fully paid and nonassessable shares of Common Stock of the Company. The ultimate conversion price for each issue is the closing price of the Company's Common Stock on the day prior to the issuance of the Debentures.

     The Plan is administered by the 1986 Debenture Plan Committee of the Board of Directors (the "Debenture Committee"). The Debenture Committee has the authority to select key employees of the Company or any subsidiary who may purchase Debentures. The Debenture Committee also determines, with respect to each series of Debentures, the interest rate, conversion price and other terms and conditions of the Debentures, all consistent with the provisions of the Plan. The deadline for making offers under the Plan was November 30, 1994.

     The $5,125,000 aggregate principal amount of Series I Debentures issued in June 1986 was converted into 891,304 shares of Common Stock at $5.75 per share prior to the June 1996 expiration date.

     The $4,500,000 aggregate principal amount of the Series II Debenture issued in September 1987 is ultimately convertible into 500,000 shares of Common Stock at $9.00 per share until September 1997. The one employee participating in the Series II Debenture offering borrowed the Debenture purchase price from an unaffiliated third party. A promissory note evidencing any outstanding borrowing bears interest at the same rate as the Debenture and is secured by a pledge of the Debenture purchased. The Company has guaranteed such outstanding indebtedness. No conversions occurred in 1996. The aggregate principal amount of the Debenture outstanding at February 27, 1997 was $3,600,000, which is convertible into 400,000 shares of Common Stock.

     The $10,300,000 aggregate principal amount of Series III Debentures issued in November 1994 is ultimately convertible into 1,525,926 shares of Common Stock at $6.75 per share in specified amounts and intervals until November 30, 2004 as follows: beginning November 30, 1995 -- $2,350,000 convertible into 348,148 shares; beginning November 30, 1996 -- $2,450,000 convertible into 362,963 shares; beginning November 30, 1997 -- $2,700,000 convertible into 399,998 shares; and beginning November 30, 1998 -- $2,800,000 convertible into 414,817 shares. All employees participating in the Series III Debenture offering have borrowed the Debenture purchase price from the Company. Promissory notes evidencing the borrowings bear interest at the same rate as the Debentures and are secured by a pledge of the Debentures purchased. In 1996, Debentures in the amount of $500,000 were converted into 74,074 shares of Common Stock. The aggregate principal amount of Series III Debentures outstanding at February 27, 1997 (net of debentures cancelled) was $9,200,000, which is convertible into 1,362,963 shares of Common Stock.

PENSION PLANS

     The Company offers to eligible drilling and aviation employees participation in a non-contributory, defined benefit pension plan. All salaried and hourly employees (including executive officers but excluding non-US. citizens) of the Company who have completed one year of employment (as defined in the Plan) are eligible to participate in the pension plan. Pursuant to the terms of the pension plan, the cost of which is borne by the Company, an eligible employee generally will receive a pension at age 60 pursuant to a formula which is based upon the employee's number of years of credited service and his average annual compensation during the highest five consecutive years of his final ten years of service. Compensation for this purpose is based on salary, excluding discretionary bonuses. Because applicable provisions of the Internal Revenue Code, as amended, currently limit the annual benefits payable to any individual from the pension plan to $120,000, the pension plan provides that benefits of a plan retiree which are limited by the provisions of the Internal Revenue Code shall be increased each year that adjustments to such provisions permit a benefit increase. As of January 31, 1997, the Company had approximately 1,900 employees eligible to participate in such pension plan.

     The Company offers to eligible manufacturing employees participation in a separate non-contributory, defined benefit pension plan. This plan is substantially similar to the Company's drilling and aviation pension plan except that: an eligible employee generally will receive a pension at age 65 rather than at age 60; the benefits are subject to reduction for Social Security benefits; and no provision has been made for increasing the annual benefits payable to any individual under this plan for the purpose of tracking an upward adjustment in the limitation imposed by the Internal Revenue Code. As of January 31, 1997, the Company's manufacturing subsidiaries had approximately 1,200 employees eligible to participate in this pension plan.

     The Company also sponsors pension restoration plans which provide for the restoration of any retirement income that is lost under its pension plans because of the previously mentioned Internal Revenue Code limitations on benefits payable or the compensation level on which they are based. Both pension restoration plans are unfunded and benefits thereunder are paid directly by the Company. To date, three employees, C. R. Palmer, C. W. Yeargain and J. Earl Beckman, have been selected to be participants under the pension restoration plans. Mr. Yeargain retired in March 1991 and Mr. Beckman took early retirement effective January 1, 1997.

     The following table illustrates, for representative average earnings and years of credited service levels, the annual retirement benefit payable to eligible drilling and aviation employees under the Company's pension and pension restoration plans computed on the basis of a life annuity with 60 payments guaranteed.

                             PENSION PLAN TABLE(1)

                                        YEARS OF SERVICE(2)
                  ---------------------------------------------------------------
COMPENSATION(3)      15         20         25         30         35         40
---------------   --------   --------   --------   --------   --------   --------
  $  125,000      $ 32,812   $ 43,750   $ 54,687   $ 65,625   $ 76,562   $ 87,500
     150,000        39,375     52,500     65,625     78,750     91,875    105,000
     175,000        45,937     61,250     76,562     91,875    107,187    122,500
     200,000        52,500     70,000     87,500    105,000    122,500    140,000
     225,000        59,062     78,750     98,437    118,125    137,812    157,500
     250,000        65,625     87,500    109,375    131,250    153,125    175,000
     300,000        78,750    105,000    131,250    157,500    183,750    210,000
     400,000       105,000    140,000    175,000    210,000    245,000    280,000
     500,000       131,250    175,000    218,750    262,500    306,250    350,000
     600,000       157,500    210,000    262,500    315,000    367,500    420,000
     700,000       183,750    245,000    306,250    367,500    428,750    490,000
     800,000       210,000    280,000    350,000    420,000    490,000    560,000
     900,000       236,250    315,000    393,750    472,500    551,250    630,000
   1,000,000       262,500    350,000    437,500    525,000    612,500    700,000

---------------

(1) The benefits listed in the table are not subject to reduction for Social Security benefits or other offset amounts.

(2) As of December 31, 1996, the Named Executive Officers (excluding J. Earl Beckman) were credited under either or both the pension and pension restoration plans for the drilling and aviation employees of the Company with years of service as follows: C. R. Palmer -- 36; R. G. Croyle -- 23; D.
    F. McNease -- 23; and E. E. Thiele -- 27.

(3) The annual benefit amounts payable to Messrs. Yeargain and Beckman are $164,831 and $19,462, respectively. Mr. Yeargain's benefit is based upon his 44 years of credited service under the pension and pension restoration plans covering the Company's drilling and aviation employees. Mr. Beckman's benefit is based upon his 10 years of credited service under pension and pension restoration plans covering the Company's manufacturing employees, including six years under a plan of a predecessor company. The estimated annual benefit amount payable upon retirement to Mr. Palmer is $482,390. The other executive officers named in "Executive Compensation" above (but excluding J. Earl Beckman) will basically be entitled to receive the annual benefit amounts based upon their 1996 salary amount set forth under "Salary" in the table on page 8 and their years of credited service under the pension plan (see Footnote (2) above).

DIRECTOR COMPENSATION

     Each director who is not a salaried officer of the Company or a subsidiary receives $20,000 annually for serving as a director, $500 for attending a regular or special Board meeting and $250 or $500 for attending a meeting of each committee on which he serves, depending on the length of the meeting. In addition, directors are reimbursed for reasonable travel expenses.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION POLICY FOR EXECUTIVE OFFICERS

     Under the supervision of the Compensation Committee of the Board of Directors (the "Committee"), the Company has developed and implemented compensation policies and programs that seek to retain and motivate employees of the Company and its subsidiaries whose performance contributes to the Company's goal of maximizing stockholder value in an unstable industry that has only recently begun to recover from a prolonged downturn. In addition, these compensation policies attempt to align the executive officers' interests with those of the stockholders by providing incentive compensation related to the value of the Company's Common Stock. Compensation decisions are made by the Committee after reviewing recommendations prepared by the Company's Chief Executive Officer, with the assistance of other Company personnel. The Company has combined salaries with stock option grants, convertible debenture offerings and selected cash bonuses to provide a compensation balance. The balance established by the Committee is designed to reward past performance, retain key employees and encourage future performance.

     In approving and establishing compensation for an executive officer, several factors are considered by the Committee. Performance criteria include individual performance, overall Company performance versus that of its competitors and performance of the price of the Company's Common Stock in comparison to prior levels and to the relative stock prices of its competitors. Since the contract drilling industry has suffered a prolonged downturn, overall corporate performance has in the past included factors such as maintaining equipment and personnel and protecting the strength of the Company's balance sheet. When evaluating individual performance, particular emphasis has been placed on the executive officers' success in enabling the Company to increase its market share, their ability to develop innovative ways to obtain better returns on the Company's assets and their maintenance of the Company's ability to respond to upturns in the drilling industry. Emphasis is placed upon an individual's integrity, loyalty and competence in his or her areas of responsibility. When evaluating the foregoing performance criteria in setting executive compensation, the Committee gives greatest weight to those factors it believes have or will contribute the most towards maximizing stockholder value and increasing the Company's financial viability. The factors that contribute the most towards these goals vary depending on the state of the industry in which the Company operates.

     Based upon the Committee's determination, all of the executives named above, including Mr. Palmer (see "Chief Executive Officer Compensation" on page
14), received a salary increase and a bonus in 1996 as the Company's performance (reflected in its stock price) improved significantly during 1996. As discussed above, factors considered by the Committee in setting compensation included each individual's past contributions and performance, as well as the Company's operating results and the performance of the Company's stock in comparison to its competitors, management of its assets and debts and implementing and maintaining effective cost controls. Additionally, setting salaries which are both externally competitive relative to the industry and internally equitable when considering performance and responsibility levels were pursued objectives. Competitor comparisons for purposes of determining executive officer compensation consisted of a comparison to the competitors in the Company's peer group described under "Stockholder Return Performance Presentation" on pages 15 and 16 along with comparison to certain additional public companies in the energy service industry. Although no specific target has been established, the Committee generally seeks to set salaries at the median to high end of the range in comparison to peer group companies. Measurement of each individual's performance is to some extent subjective, and the Company does not make compensation awards based on the degree to which an individual achieves predetermined objective criteria.

     In addition to regular salary payments to executive officers in 1996, the Committee determined to make stock option grants to all of the Company's executive officers, including Mr. Palmer, at an exercise price equal to the market price on the date of grant of $15.25 per share. The primary basis for these stock option grants was management's performance in keeping the Company's organization intact and maintaining a strong balance sheet under what were, until recently, unstable market conditions in its drilling segment in order to position the Company to take advantage of increased oil and gas exploration and development activities worldwide. The Committee also took into account the positive earnings contributions by all three of the

Company's business segments and the Committee's evaluation of the individual performance of each officer. The criteria used in evaluating individual performance for purposes of these grants were the same as the criteria discussed above that are considered when setting regular compensation. Previous option grants and debenture offerings to and held by executive officers were taken into account when determining the amount of new option awards.

     Although the Committee chose to revise the compensation of the Named Executive Officers for the fiscal year just ended, it attempts to avoid treating salaries, bonuses, stock option grants and debenture offerings as entitlements and recommends compensation revisions only when it believes such changes are warranted.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee's determination for establishing Mr. Palmer's remuneration for 1996 was based on the facts that (i) the Company had survived a severe industry downturn when many of its competitors had failed, merged or ceased to exist, (ii) the Company had been able to maintain a relatively strong balance sheet throughout the past five year period, which was a period of unprecedented difficulty and instability, enabling it to maintain its employees and equipment at competitive levels, and (iii) the Company had increased its market share, leaving it well positioned to capitalize on the recent significant increase in offshore drilling activity. No specific quantitative measure of the Company's performance was used for this purpose. Emphasis was also placed on evaluating the Company's performance versus the performance of the competitors in the Company's peer group described under "Stockholder Return Performance Presentation" on pages 15 and 16, as well as certain additional public companies in the energy service industry. The Committee believed, and believes, that the Company's relatively strong position in the contract drilling industry has been in large part attributable to Mr. Palmer's abilities and contributions.

     In 1996, the Committee's deliberations with respect to Mr. Palmer's remuneration centered on the ongoing strong position that the Company has maintained in the contract drilling industry during a period of increased activity and profitability. During 1996, the Company's stock price increased 135%, as the market for the Company's drilling operations improved significantly, leaving the Company well positioned to take advantage of the stronger demand. Given this fact, and the Committee's continuing belief that tying a significant portion of the chief executive officer's remuneration to the interests of the Company's stockholders is a prudent remuneration policy, it determined to grant to Mr. Palmer stock options for 75,000 shares of Common Stock with an exercise price equal to the market value on the date of grant of $15.25 per share. The Committee therefore increased Mr. Palmer's annual salary by $80,000 and granted a $250,000 bonus.

     The Committee has also continued to discuss and consider a provision of the tax code that will generally limit the Company's ability to deduct compensation in excess of $1 million to a particular executive. The Committee intends to consider the deductibility of the compensation paid to its executive officers in the future. However, given the current level of the Company's net operating losses and investment tax credit carryforwards, deductibility of compensation is not an immediate concern.

     This report has been provided by the following members of the Committee:

                        Charles P. Siess, Jr., Chairman
                                Ralph E. Bailey
                                Henry O. Boswell
                               Wilfred P. Schmoe

     The foregoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the 1934 Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparison of the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock, the cumulative total return of the Standard & Poor's Composite 500 Stock Index and the cumulative total return of a company-selected peer group for the period of five calendar years commencing January 1, 1992 and ending December 31, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                      ROWAN COMMON STOCK, S&P 500 INDEX &
                         COMPANY-SELECTED PEER GROUP**
                             (ASSUMES $100 INVESTED
                             ON DECEMBER 31, 1991)

         MEASUREMENT PERIOD                 ROWAN            S&P 500         PEER GROUP**
        (FISCAL YEAR COVERED)
1991                                                100               100               100
1992                                                137               108                80
1993                                                157               118               163
1994                                                109               120               138
1995                                                167               165               283
1996                                                393               203               604

                         Fiscal Year Ended December 31

 * Total return assumes reinvestment of dividends

** ENSCO International Incorporated, Global Marine, Inc., Noble Drilling Corp.
   and Reading & Bates Corp.

The previous line graph is presented pursuant to, and has been prepared in accordance with, specific SEC rules which prescribe, among other characteristics, a five-year measurement period. Such rules also require the inclusion of a graph line reflecting a broad stock market benchmark, as reflected in the Standard & Poor's Composite 500 Index. The Company believes the contract drilling industry moves in very long cycles, significantly greater than five years, and that such cycles encompass extended periods of growth as well as extended periods of contraction. During much of the past fourteen-year period, the Company and the industry as a whole have generally experienced conditions more closely associated with the latter; though the Company believes present and anticipated conditions foretell of industry growth in the years ahead. For that reason, the Company does not believe a five-year presentation of stockholder return is especially meaningful, but rather believes a comparison covering the period since the industry last peaked is more informative. Furthermore, the Company believes the breadth of the S&P 500 Index yields an unsuitable barometer for measuring stockholder return in an industry as volatile as that in which the Company operates. A line graph comparison is set forth below which reflects the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock and the cumulative total return of the same Company-selected peer group for the period of fourteen calendar years commencing January 1, 1983 and ending December 31, 1996.

              COMPARISON OF FOURTEEN-YEAR CUMULATIVE TOTAL RETURN*
               ROWAN COMMON STOCK & COMPANY-SELECTED PEER GROUP**
                             (ASSUMES $100 INVESTED
                             ON DECEMBER 31, 1982)

         MEASUREMENT PERIOD                 ROWAN          PEER GROUP**
        (FISCAL YEAR COVERED)
1982                                                100               100
1983                                                113                92
1984                                                 88                61
1985                                                 78                32
1986                                                 40                21
1987                                                 53                37
1988                                                 58                25
1989                                                113                45
1990                                                113                36
1991                                                 58                20
1992                                                 79                16
1993                                                 91                33
1994                                                 63                28
1995                                                 97                57
1996                                                228               122

                         Fiscal Year Ended December 31

 * Total return assumes reinvestment of dividends.

** ENSCO International Incorporated, Global Marine, Inc., Noble Drilling Corp.
   and Reading & Bates Corp.

                              STOCKHOLDER PROPOSAL

                         STOCKHOLDER PROPOSAL PERTINENT
               TO DECLASSIFYING THE COMPANY'S BOARD OF DIRECTORS

     The New York City Employees' Retirement System ("NYCERS") states through Alan G. Hevesi, Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, that NYCERS is the owner of 228,700 shares of common stock (0.26% of shares outstanding) and that it intends to submit the following proposal which, along with its supporting statement, are reprinted herein exactly as submitted:

     "BE IT RESOLVED, that the stockholders of Rowan Companies request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires."

                              SUPPORTING STATEMENT

     "We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors."

     "In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest."

     "We urge your support for the proposal which requests the Board of Directors to take the necessary steps to repeal the classified board and establish that all directors be elected annually."

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL NO. 1.

     The classification of the Board of Directors was approved by the Company's stockholders in 1984. Then, as now, the Board of Directors believes that a classified Board with one-third of the Board being elected annually for a three-year term offers a number of advantages, such as enhancing the stability in the composition of the Board of Directors and stability in the policies formulated by the Board.

     The proponent of this proposal implies that the staggered election of directors adversely affects the ability of the Company's stockholders to influence corporate policies and frustrates efforts of potential bidders to the detriment of long-term stockholders. Your Board believes that the facts and the Company's track record demonstrate otherwise.

     Due in large part to the efforts of your Board and management's implementation of the Board's long-term planning policies, the market value of the Company's common stock has increased by over 151% in the past three years. This was not an accident. Planning by the Board for the long-term interests of all stockholders enabled the Company to weather the financial storms of the 1980s and early 1990s in the offshore drilling industry (unlike most of our competitors), and position the Company to take full advantage of the recent resurgence of that industry. Effective long-term planning for the benefit of all stockholders can only be undertaken when the Board has confidence that it need not manage only for short-term results.

     Board stability is important to permit more effective long-term planning. A classified Board helps to assure stability, since a majority of the directors at any one time will have prior experience as directors of the Company. Board stability also helps the Company attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment. Continuity and quality of leadership resulting from the classified Board have contributed directly to the creation of long-term value for the Company's stockholders.

     Your Board also believes that a classified Board enables it more effectively to represent the interests of all stockholders, including responding to circumstances created by demands or actions by a minority stockholder or group. In particular, this structure can give the Board needed time to evaluate any proposal (hostile or other) to acquire the Company, review alternative proposals and help ensure that the best price will be obtained in any transaction involving the Company. A classified Board also encourages persons seeking to acquire control of the Company to pursue such an acquisition through arm's-length negotiations with the Board, which would then be in a position to maximize stockholder value and negotiate a transaction that is fair to all stockholders.

     Your Board believes that it does hold itself accountable to you and that a classified Board is in the best interests of the Company's stockholders, and believes that the facts and track record of the Company support its beliefs. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF STOCKHOLDER PROPOSAL NO. 1 ON REPEAL OF THE CLASSIFIED BOARD.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                      PARTICIPATION; CERTAIN TRANSACTIONS

     Mr. C. W. Yeargain, an Executive Vice President of the Company until his retirement in March 1991 and a Class II Director, earned and was paid by the Company $122,500 in consulting fees in 1996.

     In 1996, the Company paid $100,000 in fees to Lehman Brothers, Inc., an investment banking firm, for services rendered in that capacity. H. E. Lentz, a Class I Director of the Company, is a Managing Director of Lehman Brothers, Inc.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche L.L.P. has been selected as principal auditors for the Company for the year ending December 31, 1997. A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Stockholders on April 25, 1997 and will be offered the opportunity to make a statement if he desires to do so. He will also be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for presentation at the 1998 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than November 12, 1997.

                                   FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND ANY FINANCIAL STATEMENT SCHEDULES THERETO. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH REPORT AND/OR EXHIBIT(S) SHOULD BE DIRECTED TO MR. MARK H. HAY, SECRETARY OF THE COMPANY, AT THE COMPANY'S PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE HEREOF.

                                 OTHER BUSINESS

     Management of the Company does not know of any other matters which are to be presented for action at the meeting. However, if any other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons voting the proxy unless otherwise designated thereon.

                                          BY THE ORDER OF THE BOARD OF DIRECTORS

                                                    /S/ C. R. PALMER
                                                        Chairman

March 14, 1997

PROXY

                             ROWAN COMPANIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C.R. Palmer and Mark H. Hay proxies, each with power to act without the other and with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side hereof, all the shares of stock of Rowan Companies, Inc. ("Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 25, 1997 or any adjournment thereof.

IF CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS INDICATED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND AGAINST THE STOCKHOLDER PROPOSAL AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. ALL PRIOR PROXIES ARE HEREBY REVOKED.

          (Continued, and to be dated and signed, on the reverse side)

                             ROWAN COMPANIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                             ]


1.  The Board of Directors unanimously      FOR         WITHHOLD       FOR ALL
    recommends a vote FOR the election of:  ALL           ALL          EXCEPT
                                            [ ]           [ ]            [ ]
     Henry O. Boswell and C.R. Palmer
     as Class III Directors               ------------------------------------
                                                      Nominee Exceptions

2.  The Board of Directors unanimously      FOR         AGAINST        ABSTAIN
    recommends a vote AGAINST:              [ ]           [ ]            [ ]
    Stockholder Proposal No. 1 to
    declassify the Board of Directors

3.  With discretionary authority on any
    other matter which may properly come
    before the meeting.


                                           ____________________________________
                                                       Signature

                                           ____________________________________
                                                 Signature if held jointly

                                           Dated_________________________, 1997

                                           Please complete, date, sign and
                                           return this proxy promptly in the
                                           enclosed envelope. Sign exactly as
                                           name appears hereon. Executors,
                                           administrators, trustees, etc. should
                                           so indicate when signing. If the
                                           signature is for a corporation,
                                           please sign full corporate name by
                                           authorized officer. If shares are
                                           registered in more than one name, all
                                           holders must sign.